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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

BAY VIEW CAPITAL CORPORATION



                                                NYSE:     BVC
                                                Web Site: www.bayviewcapital.com
                                                Contact:  John W. Rose
                                                          (650) 312-7370


FOR IMMEDIATE RELEASE

July 22, 2002


           U.S. BANK AGREES TO PURCHASE BAY VIEW BANK RETAIL BRANCHES

SAN MATEO, CALIFORNIA - Bay View Capital Corporation (NYSE: BVC) today announced the signing of a definitive agreement to sell the 57-retail banking branches of its wholly owned subsidiary, Bay View Bank to U.S. Bank, a wholly owned subsidiary of U.S. Bancorp (NYSE: USB). As part of the transaction, U.S. Bank will assume Bay View Bank's deposit liabilities of approximately $3.03 billion and it will pay Bay View Bank a premium of approximately $429 million. The precise premium will depend on the amount of deposits of Bay View Bank in the period prior to closing, which is anticipated to occur in the fourth quarter of 2002. In addition, U.S. Bank will purchase Bay View Bank's single family, home equity and business loan portfolios totaling approximately $376 million and approximately $9 million of property at book value.

        Following the closing, U.S. Bank intends to operate Bay View Bank's retail banking operations under the U.S. Bank name, in almost all of the same locations, and with substantially the same branch personnel. U.S. Bank expects to continue to operate Bay View Bank's Redwood City facilities and to retain many of Bay View's back-office employees in its ongoing operations. Bay View has agreed that following the closing it will not engage in retail and commercial banking activities in Northern California that compete with the operations to be acquired by U.S. Bank.

    "We are delighted that our branch customers will be offered a wide breadth of products and services that U.S. Bank has at its disposal," said Bob Goldstein, President and Chief Executive Officer of Bay View. "We consider this opportunity to be favorable not only for our customers, but also for our retail bank employees, most of whom will become part of an organization that is the eighth largest financial services holding company in the United States, and one that shares Bay View's commitment to unparalleled customer service."

        Jerry A. Grundhofer, president and chief executive officer of U.S. Bancorp, commented, "We look forward to introducing our new customers to outstanding customer service, including our `Five Star Service Guarantee,' which guarantees customers certain key banking benefits or we will pay them if we fail to deliver. In addition to introducing our service guarantee, U.S. Bank customers throughout the Greater Bay Area will begin to see a host of new consumer, commercial and trust financial services and products."

        Mr. Goldstein added that the U.S. Bank transaction is the most significant element of a strategic plan to convert Bay View's assets to cash with the goal of making cash distributions to Bay View's


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stockholders as a return on capital. Mr. Goldstein also announced that Bay View has signed a definitive agreement to sell a portfolio of approximately $1 billion of multifamily and commercial real estate loans to Washington Mutual at a slight premium to book value. This transaction is expected to close in about 30 days.

        Mr. Goldstein emphasized that certain significant operations, such as Bay View's indirect automobile lending subsidiary, Bay View Acceptance Corporation, and its asset-based lending subsidiary, Bay View Commercial Finance Group, would continue as loan generating operating companies.

        The after-tax financial impact of the U.S. Bank and Washington Mutual transactions, and an anticipated auto loan securitization, will be to increase Bay View's tangible book value to approximately $7.00 per share from the March 31, 2002 tangible book value of $3.54 per share. "Through this strategy, we are converting considerable goodwill and intangible assets into increased tangible book value," Mr. Goldstein stated.

        Mr. Goldstein noted that the exact amount that will ultimately be distributed to stockholders following the asset sales will depend upon factors that include: post-closing adjustments under the U.S. Bank agreement; the amount of deposits during the period prior to the closing of the U.S. Bank transaction; the consideration to be received for and the costs and expenses required to complete additional asset sales and other future events that may affect the operations of Bay View and the Bank pending the distributions. Mr. Goldstein did indicate, however, that he currently anticipates that Bay View stockholders will receive cash distributions beginning in 2003.

        Closing of the transaction with U.S. Bank is subject to various conditions, including approvals from the federal banking regulatory agencies, required approvals of Bay View's stockholders at a special meeting to be held within approximately 75 days and the receipt of certain opinions. Bay View Bank must complete additional asset sales, or otherwise secure financing, in order to fund U.S. Bank's assumption of the deposits at closing. In addition, the Washington Mutual transaction is subject to customary closing conditions for a transaction of this type.

        Bay View expects to hold a special meeting of its stockholders to approve the purchase and assumption agreement with U.S. Bank and its plan to convert its remaining assets to cash and distribute the cash to Bay View's stockholders after satisfying remaining liabilities. Definitive proxy materials will be mailed to stockholders as soon as practicable.

        As previously announced, the Company will host a conference call at 2:00 p.m. PDT on July 24, 2002 to discuss its financial results. At that time, the transactions outlined in this release will also be discussed. Analysts, media representatives and the public are invited to listen to this discussion by calling 1-888-793-6954 and referencing the password "BVC." An audio replay of this conference call will be available through Friday, August 23, 2002 and can be accessed by dialing 1-800-234-3897.

FORWARD-LOOKING STATEMENTS

    All statements contained in this release that are not historic facts are based on current expectations. Such statements are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) in nature and involve a number of risks and uncertainties. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-



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looking statements will be realized. For information regarding factors that could cause the results contemplated in forward-looking statements to differ from expectations, such as the inability to achieve the financial goals of strategic plans, including any financial goals related to both contemplated and consummated asset and deposit sales, and the inability to realize net operating loss carryforwards and other net deferred tax assets that the Company currently has, please refer to the Company's Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.